                                                                      EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION

                       Computation of Earnings Per Share


                                  Nine Months Ended     Three Months Ended
                                      June 30,                June 30,


                                       1997                     1997
                                       ----                     ----
Shares Outstanding Beginning         7,000,000              7,188,000
 Of Period

Shares Issued During Period
  October 7, 1996                       38,000                      -
  November 12, 1996                    150,000                      -
  April 17, 1997                       (38,000)               (38,000)
  April 25, 1997                       (19,000)               (19,000)
  May 7, 1997                          (19,000)               (19,000)

Weighted average number of           7,144,747              7,132,044
 shares outstanding

Total                                7,144,747              7,132,044

Earnings (loss) applicable to        $(246,562)              $400,698
 common shares

Earnings (loss) per share of         $  (0.035)              $  0.056
 common stock